UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 26, 2006

ZEBRA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Corporate Woods Parkway, Vernon Hills, Illinois		60061
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 847-634-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Form of Non-Qualified Stock Option Agreement

On May 26, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Zebra Technologies Corporation (the “Company”) approved the new standard form of Non-Qualified Stock Option Agreement (the “Stock Option Agreement”) for awards of non-qualified stock options to an employee under the 2006 Zebra Technologies Corporation Incentive Compensation Plan (the “Plan”) which was recently approved by the Company’s stockholders at the Annual Meeting of Stockholders. Each Stock Option Agreement would be effective when, and as of, the date an award is granted.

The Stock Option Agreement will indicate the number of option shares awarded and the grant price which will be no less than the fair market value at the close of trading on the date of grant. Under the Stock Option Agreement, options expire on the tenth anniversary of the grant date, but may terminate earlier in accordance with the terms of the Stock Option Agreement. Provided that the participant is employed by the Company through the applicable vesting dates, the options will be exercisable as follows: 0% prior to the first anniversary of the grant date; 15% on or after the first anniversary of the grant date; an additional 17.5% on or after the second anniversary of the grant date; an additional 20% on or after the third anniversary of the grant date; an additional 22.5% on or after the fourth anniversary of the grant date; and an additional 25% on or after the fifth anniversary of the grant date. The vesting of options may be accelerated in the event of death, disability, or a change in control (as defined in the Plan) in accordance with the terms of the Stock Option Agreement. The Stock Option Agreement also contains confidentiality, non-solicitation and non-compete provisions.

The summary of the Stock Option Agreement contained herein is qualified in its entirety by reference to the Stock Option Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits

10.1	Form of Non-Qualified Stock Option Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date: June 1, 2006	By:	/s/ Edward L. Kaplan
Edward L. Kaplan
Chairman of the Board and Chief Executive Officer

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